                                                                   EXHIBIT 10.17



                                    AGREEMENT

        This agreement is made by and between Genelabs Technologies, Inc. ("Genelabs") and Irene A. Chow, Ph.D. ("Employee").

        I. Option Acceleration Benefits. Immediately upon the effective date of a Change in Control (as defined below), all unvested shares of any and all stock options granted by Genelabs to Employee shall vest in full.

        II. Severance Benefits. In the event that there is an Involuntary Termination (as defined below) of Employee's employment with Genelabs or with any successor thereto (collectively the "Company") within eighteen (18) months immediately following the effective date of a Change in Control, Employee shall be entitled to receive the following:

                A. Salary Continuation. For a total of twenty-four (24) full calendar months after such Involuntary Termination, continued payment of base salary at the rate in effect for Employee immediately prior to the time of the event resulting in Employee's Involuntary Termination, or if greater, immediately prior to the Involuntary Termination, paid at periodic intervals in accordance with the Company's payroll practices for salaried employees and subject to all applicable tax withholding requirements.

                B. Bonus Payment. Not later than forty-five (45) days after the Employee's Involuntary Termination, a lump sum payment of 150% of the Employee's target bonus potential pursuant to any annual bonus or incentive plan or program for the calendar year in which the Involuntary Termination takes place, including 150% of any other annual incentive bonus compensation for such calendar year (in each case, if applicable, calculated as if Employee met 100% of Employee's objectives, and the Company met 100% of the Company's objectives), and the amount of any vested but unpaid long-term incentive bonus including any amount that would have vested during that calendar year and/or would have been paid out in the following calendar year, subject to all applicable tax withholding requirements.

                C. Health Care Coverage. For a total of eighteen (18) full calendar months immediately following the Employee's Involuntary Termination, continued coverage under the Company's medical and dental benefit plans, without charge, for Employee and/or Employee's eligible dependents upon their respective election to receive such continued benefit plan coverages pursuant to the federal law known as COBRA. Any other coverages to which Employee and/or Employee's dependents may elect during or after the twelve (12) month period of Company-paid coverage, pursuant to COBRA, shall be at the sole cost and expense of Employee and/or Employee's eligible dependents.

        III.    Internal Revenue Code Section 280G Treatment.

                A. Notwithstanding any other provisions of this agreement, in the event that any payment or benefit received or to be received by Employee in connection with a Change in Control or the termination of Employee's employment (whether pursuant to the terms of this agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits, including the payments and benefits provided under this agreement (the "Severance Payments"), being hereinafter called "Total Payments") would be subject (in whole or part), to the excise tax (the "Excise Tax") imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the cash Severance Payments shall first be reduced, and the noncash Severance Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments); provided, however, that Employee may elect to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

               B. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Employee and selected by the accounting firm (the "Auditor") which was, immediately prior to the Change in Control, the Company's independent auditor, does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the "base amount" within the meaning of section 280G(b)(3) of the Code, allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

               C. At the time that payments are made under this agreement, the Company shall provide Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If Employee objects to the Company's calculations, the Company shall pay to Employee such portion of the Severance Payments (up to 100% thereof) as Employee determines is necessary to result in the proper application of subsection A of this
        Section III.

       IV. Definitions. For the purposes of this agreement, the following definitions shall apply:

                A. "Involuntary Termination" shall exclude any termination of Employee's employment by reason of Employee's death or due to Employee's disability (within the meaning of section 22(e)(3) of the Code) or by the Company for Cause (as defined below), and shall mean and include:

                        1. any other termination of Employee's employment by
                Company;

                        2. Employee's resignation within ninety (90) days
                following:

                                a. a reduction in Employee's rate of base salary
                        by more than ten percent (10%), unless the reduction is part of an overall reduction for all employees at the same level as Employee;

                                b. a relocation by the Company of Employee's
                        place of employment by more than fifty (50) miles, without Employee's written consent; or

                                c. a material reduction in the level of
                        Employee's duties and responsibilities or the level of management to which Employee reports,

                        provided, however, that Employee shall have given written notice to the Company through the highest level employee of its human resources department (or the equivalent), and the Company shall have had a period of thirty (30) days within which to cure the action(s) described in the notice given by the Employee.

                B. A termination for "Cause" shall mean termination of Employee's employment by the Company for any of the following reasons:

                        1. Employee's conviction of or plea of guilty or nolo
                contendre to a felony offense;

                        2. Employee's commission of an act of fraud against the
                Company, material misappropriation of Company property, or embezzlement of Company funds;

                        3. Employee's breach of one or more of Employee's
                obligation under any applicable confidential/proprietary/trade secret information and/or inventions agreement(s);

                        4. Employee's engaging in any employment or business
                activity that is in competition with the business or proposed business of the Company;

                        5. misconduct by the Employee which has a materially
                adverse effect upon the Company's operations, business or reputation; or

                        6. if Employee is an officer of the Company, a material
                breach of any of Employee's fiduciary obligations.

                C. "Change in Control" means a change in the ownership or control of the Company, effected through any of the following events:

                        1. any "person," as such term is used in Sections 13(d)
                and 14 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of common stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities;

                        2. during any period of two consecutive years,
                individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Board"), and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3) or (4) of this definition) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                        3. the shareholders of the Company approve a merger or
                consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; or

                        4. the shareholders of the Company approve a plan of
                complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

IN WITNESS WHEREOF, the parties below, duly authorized, hereby agree to the terms and conditions of this agreement effective as of January 3, 2002.


GENELABS TECHNOLOGIES, INC.


By:
        -----------------------------------
Name:   J. Richard Crout, M.D.
Title:  Chairman, Human Resources Committee
        of the Board of Directors


EMPLOYEE



-------------------------------------------
Name:   Irene A. Chow, Ph.D.